Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TrustCo Bank Corp NY:

We consent to incorporation by reference in the Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-174331), Form S-3 (No. 333-172568), and Form S-3 (No. 333-171339)  of  TrustCo Bank Corp NY and subsidiaries (the Company) of our report dated March 2, 2012, with respect to the consolidated financial statements of TrustCo Bank Corp NY and subsidiaries and the effectiveness of internal control over financial reporting which report is incorporated by reference  in the Annual Report on Form 10-K  of TrustCo Bank Corp NY for the year ended December 31, 2011.

/s/ Crowe Horwath LLP
Livingston, New Jersey
March 2, 2012